EX-2.1

                       ARTICLES OF INCORPORATION



                                   ARTICLES OF

                                  INCORPORATION

                                       OF

                              WOLFSTONE CORPORATION

Pursuant to the provisions 78.400 of the Nevada Revised Statutes, the undersigned corporation adopts these restated Articles of Incorporation. All of the Articles of Incorporation as now filed are stricken in their entirety and the following Articles are substituted as if they had been a part of the original Articles of Incorporation:

                                    ARTICLE I

The complete name of the Corporation is to be:

                         WOLFSTONE CORPORATION

                                   ARTICLE II

Its principal office in the state of Nevada is to be located at 852 North Lamb, in the City of Las Vegas, County of Clark. The registered agent in charge thereof is Sam C. Sottosanti.

                              ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the general corporation laws of Nevada.

                                   ARTICLE IV

This Corporation shall have the authority to issue an aggregate of twenty million (20,000,000) shares of common capital stock, par value one mill ($0.001) per share, and ten thousand (10,000) shares of preferred stock, at par value forty dollars ($40.) per share, for a total capitalization of four hundred and twenty thousand dollars ($420,000). Each common share shall be entitled to the same dividend, liquidation, and voting rights.


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No shareholder shall have cumulative voting rights.

                               ARTICLE V

The members of the governing board of this Corporation shall be styled directors and the number thereof at the inception of this Corporation shall be one (1). The number of Directors may from time to time be increased or decreased in such manner as shall be provided for by the By-Laws of the Corporation. Director(s) need not be Shareholders of this Corporation, nor residents of the State of Nevada. The name and post office address of the first Board of Directors who shall hold office until his successor is duly elected, is as follows:

Name                               Address

Harold D. Blethen                  3115 Yuma Court
                                   Stockton, California 95205

                                   ARTICLE VI

The capital stock of this Corporation, after the amount of the subscription price has been paid in, shall never be assessable, or assessed to pay debts of this Corporation.

                                   ARTICLE VII

The name and address of the Incorporator signing these Articles of Incorporation is as follows:

Name                               Address

Harold D. Blethen                  3115 Yuma Court
                                   Stockton, California 95205

                                  ARTICLES VIII

The period of duration of this Corporation shall be perpetual unless otherwise amended by the Shareholders.

                                   ARTICLE IX

The Directors shall have the power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital and to authorize and cause to be executed mortgages and liens, without limit as to amount, upon the property and franchise of this Corporation.


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With the consent in writing, and pursuant to a vote of the majority of the holders of the capital stock issued and outstanding, the Directors shall have the authority to dispose of, in any manner, the whole property of this Corporation.

The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them shall be open to the inspection of the shareholders; and no shareholder shall have any right of inspection of any account, book, or document of this Corporation, except as conferred by law or By- Laws or by resolution of the shareholders.

The shareholders and directors shall have the power to hold meetings and keep the books, documents and papers of this Corporation, except as conferred by law or By-Laws or by resolution of the shareholders.

The shareholders and directors shall have the power to hold meetings and keep the books, documents and papers of the Corporation outside of the State of Nevada, at such places as may be from time to time designated by the By-Laws or by resolution of the shareholders and directors, except as otherwise required by the laws of Nevada.

It is the intention that the objects, purposes and powers specified in Article III hereof shall, except where otherwise specified in Article III, be nowise limited or restricted by reference to or inference from the terms of any other clause or Article on this Certificate of Incorporation, but that the object, purpose and powers specified in Article III and each of the clauses or Articles of this Charter shall be regarded as independent objects, purposes, and powers.

                                    ARTICLE X

After the formation of this Corporation, shareholder(s) and non- shareholders alike shall be entitled to purchase and/or subscribe for shares of this Corporation which may thereafter be offered for sale. No purchaser shall have any rights greater than any other to purchase stock of this corporation and shall not have any preemptive rights as that term is defined under NRS 78.265.

IN WITNESS WHEREOF, I, the undersigned constituting the sole incorporator and intended shareholder, for the purpose of forming a corporation under the laws of the State of Nevada, do make, file and record these Articles of Incorporation, and do certify that the facts herein are true and I have accordingly hereunto


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set my hand this 6th day of November, 1998.


/s/  Harold D. Blethen
Harold D. Blethen

County of Sacramento     )
                         ) ss
State of California      )


On this 6th day of November, 1998 before me, a Notary Public in and for said County and State, personally appeared Harold D. Blethen known to me to be the person whose name is subscribed to the foregoing instrument, who duly acknowledged to me that he executed the same for the purpose therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal in said County and State this 6th day of November, 1999.

By: /s/
Notary Public